Exhibit 10.1

[NCI Letterhead]

February 2, 2006

Richard F. Klein

NCI Building Systems, Inc.

10943 N. Sam Houston Parkway West

Houston, Texas 77064

Re:	Resignation as President and Chief Operating Officer of the Metal Coil Coating Division of NCI

Dear Dick:

This letter will memorialize our discussion and agreement today regarding your decision to resign your current position as an officer of NCI Building Systems, Inc., as President and Chief Operating Officer of the Metal Coil Coating Division of NCI Building Systems, Inc. and any and all related entities (collectively, the “Company” or “NCI”), although you will remain an employee of the Company through December 9, 2007. On behalf of the Company, I regretfully accept your decision, effective as of February 1, 2006 (the “Effective Date”). We have agreed upon the following terms:

Salary and Bonus

Beginning as of the Effective Date, your annual base salary shall be reduced to $100,000, payable in accordance with NCI’s regular payroll practices. You will be eligible to continue to participate in the group health and medical benefit programs through December 9, 2007, that are generally made available to active NCI employees at the applicable active employee premium rate and any other group insurance plans, if any, which are made available to NCI employees, subject to the terms and conditions of such coverage upon the payment of applicable premiums. Following December 9, 2007, you will have the right to convert your health insurance coverage under the COBRA laws (a subsequent letter will be mailed to you explaining your rights thereunder).

In accordance with our discussions, you will be eligible to receive a bonus under the NCI Cash Bonus Plan (the “Bonus Plan”) for fiscal years 2006 and 2007; provided, however, that there is no guarantee that the Company will pay bonuses. The payment of bonuses shall be determined in accordance with the standards as set forth in the Bonus Plan. Your bonus, if any, shall be calculated as follows:

Period	Bonus Rate	Base Salary for Bonus Computation
FY2006	25% (Matrix)	$235,000
FY2007	75% (Matrix)	$100,000

Richard F. Klein

February 2, 2006

You will not be eligible to receive any further semi-annual grants of stock options under the 2003 Long-Term Stock Incentive Plan, as amended.

Time Commitment

In accordance with our discussions, beginning on the Effective Date and continuing through and including January 31, 2007, you have agreed to work up to a maximum of sixty (60) work days. For the period of February 1, 2007, through and including December 9, 2007, you have agreed to work up to a maximum of fifty (50) work days. For the purposes of this provision, it is agreed that your participation in telephone calls and email communications shall not be construed to be or count against the maximum work day commitment referenced above. Effective as of the Effective Date through and including December 9, 2007, you will not be required to report to NCI’s Corporate Headquarters or other Company facilities other than as specifically requested. From time to time, the Company may become involved in special projects, such as the evaluation of a potential acquisition. In such event, the Company may request and you hereby agree that you will make yourself available for an extended period of time (including consecutive days of service); provided, however, that you shall not be required to perform services beyond the maximum work day commitments for the periods referenced herein. Similarly, to the extent that your assistance is requested in connection with legal proceedings, you agree to make yourself reasonably available to assist in or provide testimony on behalf of the Company.

Cooperation and Assistance

During the term of this agreement, you agree to provide such services as are reasonably necessary to assist the Company in an orderly transition of your responsibilities as President and Chief Operating Officer of the Metal Coil Coating Division of NCI to Brad Robeson or any such other successor to such responsibilities and to perform such other services for the Company as shall be reasonably requested by the Chief Executive Officer of the Company and are not inconsistent with your prior duties and responsibilities as an officer of the Company.

Miscellaneous

The Company shall reimburse you for reasonable and necessary out of pocket expenses incurred in connection with traveling to a Company plant facility or other Company function that requires travel.

Richard F. Klein

February 2, 2006

You agree to send an email to the Chief Executive Officer of the Company indicating your personal travel itinerary and contact information prior to any extended periods during which you will be away from the Houston Metropolitan Area.

You agree that you will provide advance written notice to either Frances Powell or Todd Moore of your intention to trade in NCI shares, including exercising options.

On a personal note, I look forward to working with you during your continuing time at NCI and wish you the best of luck and prosperity in your new endeavors.

Sincerely,

/s/ A.R. Ginn, Jr.
A.R. Ginn, Jr.

ARG/rl

ACCEPTED BY:

/s/ Richard F. Klein
Richard F. Klein

c:	Norman C. Chambers

Frances Powell

Todd R. Moore